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                                                                EXHIBIT 23(a)

                    CONSENT OF INDEPENDENT AUDITORS

The Partners
Burger King Limited Parntership II:

We consent to the inclusion of our report dated February 2, 1996, except as to Note 5, which is as of March 25, 1996, relating to the balance sheets of Burger King Limited Partnership II as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedule, which report appears in the Form 8-K of U.S. Restaurant Properties Master L.P. dated April 19, 1996.

                                           /s/ KPMG PEAT MARWICK LLP


Boston, Massachusetts
April 18, 1996